Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Guardforce AI Co., Limited (the “Company”), which is filed with the Securities and Exchange Commission on the date hereof, of our report dated April 29, 2024 with respect to our audit of the consolidated financial statements of Guardforce AI Co., Limited and subsidiaries as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2023.

We also consent to the reference of PKF Littlejohn LLP as an independent registered public accounting firm under the heading “Experts” in this Form.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

January 14, 2025

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).	PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com